Exhibit 10.1

Exclusive Brand Partnership Agreement

THIS EXCLUSIVE BRAND PARTNERSHIP AGREEMENT (this "Agreement"),dated as of May 1, 2026 (the “Effective Date”), is entered into by and between Esports Now, LLC, a Delaware limited liability company ("Misfits"), and Super League Enterprise, Inc., a Delaware corporation ("Company," and together with Misfits, the "Parties," and each, a "Party"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement (defined below)

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, Misfits and Company entered into an Asset Purchase Agreement (the “Purchase Agreement”), whereby Company has agreed to purchase certain assets (collectively, the “Assets”) of Misfits subject to the terms and conditions set forth in that Purchase Agreement;

WHEREAS, as partial consideration for the payment of the Purchase Price, Misfits agrees to grant certain preferred rights (the “Preferred Rights”) to Company for purposes of selling brand partnerships where a third-party brand may be advertised (via sponsorships, marketing, brand endorsements, product placements, brand integrations and other similar associations) with (“Partnerships”) certain games in the Misfits Roblox game portfolio (the “Misfits Games”);

WHEREAS, the Misfits Games mean those Roblox games which are published or co-published under the Misfits brand, provided if Misfits relinquishes publishing responsibilities the game shall cease to be considered a Misfits Game; and

WHEREAS, Misfits and Company desire to enter into this Agreement to set forth the terms and conditions for which Company will be granted the Preferred Rights.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Exclusive Opportunities. For any bonafide Partnership opportunities with one or more Misfits Games, with the definition of bonafide being determined in the reasonable discretion of Misfits, to the extent Misfits has not already engaged in discussions for the same Partnership opportunity with other third parties, as between the Parties and subject to Section 3.2, Company shall have exclusive rights to present the applicable Misfits Game(s) for the Partnership opportunity, subject to Section 4 (the “Exclusive Opportunity”). Notwithstanding the foregoing, the Exclusive Opportunity will not apply to any Misfits Game that is not solely and unilaterally controlled by Misfits for the purpose of entering into binding agreements implementing Partnerships (“Uncontrolled Misfits Games”), and Company may not present any Uncontrolled Misfits Games for any Partnership opportunity without the express written consent of Misfits; provided, however, Misfits shall use commercially reasonable efforts to secure participation in Partnerships from such Uncontrolled Misfits Games. Company acknowledges that Misfits does control the decision of any third parties that have partial or unilateral control over any Uncontrolled Misfits Games, including Third Party Owners and agrees that any inability by Misfits to secure participation in Partnerships from any Uncontrolled Misfits Games is not a breach of this Agreement, provided that Misfits has used commercially reasonable efforts to secure participation.

2.    Status as Independent Contractor. Company is an independent contractor pursuant to this Agreement. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement, or undertaking with any customer or other third party.

3.	Misfits Obligations.

3.1    Program Management. If Misfits determines, in its sole discretion, that it needs external resources to manage a Partnership opportunity, Misfits will offer Company the first right to provide such program management services (“Program Management”), on the terms and conditions to be negotiated in good faith between the Parties. If the Parties mutually agree on such terms and conditions, Company will provide services and Misfits shall pay Company based on such terms and conditions. In the event the Parties cannot agree upon terms for Company’s provision of Program Management services within two (2) weeks of Misfits notifying Company of Misfits’ need for such services, Misfits shall be under no obligation to use Company for such services.

3.2    Misfits agrees it will not hire or contract with any brand partnerships or sales teams for one (1) year from the Effective Date, provided the existing Misfits staff (including staff employed under affiliate or related Misfits entities under common control with Misfits) contracted to perform services or employed on a full-time or part-time basis as of the Effective Date, including but not limited to Ben Spoont and Hussain Moosvi, shall be permitted to solicit Partnerships (the “Misfits Staff”). After the foregoing one (1) year period, Misfits staff hired after the (1) year period may solicit Partnerships.

4.	Company Obligations.

4.1    Responsibilities. Company shall obtain Misfits’ prior written approval, which approval shall not be unreasonably withheld, before approaching a brand regarding any Partnership for a Misfits Game (including Uncontrolled Misfits Games). In connection with the Exclusive Opportunities, Company will primarily be responsible for (i) solicitation, and negotiation of underlying documentation, and (ii) pricing, invoicing and collection of revenues, and (iii) performance, delivery and oversight (as applicable) of all applicable obligations to the customer for Exclusive Opportunities; provided, however, under no circumstances will Company be permitted to, expected to, or be obligated to, make actual changes to Misfits Games in order to effectuate any Exclusive Opportunity. Company shall present all material terms and underlying documentation to Misfits for review and approval. Misfits shall have sole and absolute discretion over all terms, conditions, and pricing relating to any Partnership relating to the Misfits Games including whether to execute any such Partnership.

4.2    Obligations. Company will use commercially reasonable efforts to include specific payment, scope, and timeline details for each Exclusive Opportunity when presenting the Exclusive Opportunity to Misfits for approval.

4.3    Costs and Expenses. Company shall pay Misfits based on mutually agreed upon terms between Misfits and Company for each Exclusive Opportunity. In the event the Parties cannot agree upon terms within two (2) weeks of Company presenting the Exclusive Opportunity, the exclusivity shall lapse for the opportunity. Misfits shall be under no obligation to accept the terms of any Exclusive Opportunity including payment terms to Misfits. Company shall keep accurate books and records related to all Partnerships, Program Management, and payment obligations to Misfits, Misfits may audit such books and records up to one (1) time per year during reasonable business hours and upon ten (10) days written notice. If the audit reveals an underpayment, Company shall pay such shortfall net10 from final determination. If the audit reveals a shortfall of more than ten (10%) percent, Company shall reimburse Misfits for the reasonable costs of such audit.

4.4    Company Acknowledgments. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement will bind any third-party owners or operators of the Misfits Games (“Third Party Owners”), and nothing in this Agreement will encumber such Third-Party Owners’ co-ownership interests in Misfits Games. Company acknowledges and agrees that (i) certain Misfits Games may be (1) wholly owned by Third Party Owners, or (2) owned as a tenancy in common interest with Third Party Owners, which permits other tenants-in-common to make economic use of such Third Party Owners’ interest,

(ii) Misfits may not have the right to enter into agreements related to Partnerships for Misfits Games, or to restrict other owners or operators from exploiting certain rights in connection with the Misfits Games, including sponsorship rights, (iii) Misfits’ entry into the Purchase Agreement and this Agreement will not bind any Third Party Owners in any way, and (iv) a Third Party Owner’s exploitation of any rights associated with Misfits Games will not be deemed a breach of the Purchase Agreement or this Agreement. For clarity, any exclusive right, preferred right, or restriction granted to Company under this Agreement (including under Sections 1 and 3) applies solely to Misfits and shall not be construed to bind, restrict, or otherwise apply to any Third Party Owners.

5.    Compliance with Laws. The Parties shall at all times comply with all applicable federal, state, and local laws and regulations in performing their respective responsibilities hereunder.

6.    Term and Termination. Excluding section 3.2, this Agreement shall commence as of the date hereof and shall continue for an initial term of one (1) year. After the end of the initial term, renewal shall require mutual written agreement between the Parties. Either Party may terminate this Agreement if (a) the other Party materially breaches this Agreement and fails to cure the material breach within ten (10) days of receiving written notice thereof, or (b) the other Party is in material breach of the Purchase Agreement or any ancillary documents related thereto, (c) the Purchase Agreement has been terminated

7.	Indemnification; Limitation of Liability.

7.1    General Indemnification. Each Party (as "Indemnifying Party") shall indemnify, defend, and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party, relating to any claim of a third party (collectively, "Losses") arising out of Indemnifying Party's negligence, willful misconduct, or breach of this Agreement. The Indemnified Party shall immediately notify the Indemnifying Party of any claim subject to indemnity by the Indemnifying Party, provided that the failure to notify does not relieve the Indemnifying Party from its indemnity obligations except to the extent that the Indemnifying Party can demonstrate prejudice or loss as a result of the failure to notify. The Indemnifying Party may assume and control the defense and settlement of any claim subject to indemnification, provided that Indemnifying Party shall not enter into any settlement without the Indemnified Party's prior written consent (which shall not be unreasonably withheld, conditioned, or delayed). The Indemnified Party shall reasonably cooperate with the Indemnifying Party.

7.2    Intellectual Property Indemnification. Misfits shall indemnify, defend, and hold harmless Company and its officers, directors, employees, agents, affiliates, successors, and permitted assigns against any and all Losses arising out of any third party claim alleging that any Misfits Intellectual Property used properly used by Company in accordance with the terms hereunder infringes any intellectual property rights of any third party. Company shall immediately notify Misfits of any claim subject to indemnity by Misfits. Misfits may assume and control the defense and settlement of any claim subject to indemnification under this Section 7.2, provided that in no event shall Misfits enter into any settlement that imposes any admission of liability, non-monetary obligation, or injunctive relief on Company without Company's prior written consent (which shall not be unreasonably withheld, conditioned, or delayed). Company shall reasonably cooperate with Misfits.

8.    Intellectual Property and Licenses. During the Term, and subject to this Agreement, Misfits grants Company a limited, non-exclusive, revocable, non-transferable, and non-sublicensable license to: (i) perform the company obligations described in Section 4, and (ii) subject to Misfits’ prior written approval in each instance, use certain Misfits’ intellectual property provided or approved by Misfits (“Misfits Intellectual Property”) solely in connection with Company’s performance of the company obligations described in Section 4 and solely in accordance with any limitations on use, brand guidelines or other instructions provided by Misfits.

8.1    As between the Parties, all deliverables, materials, content, designs, works of authorship, and other work product created, developed, or provided by or on behalf of Company in connection with the performance of the company obligations, including the Partnerships for Misfits Games, under this Agreement (collectively, the “Work Product”) shall be exclusively owned by Misfits.

(a)    To the extent Company utilizes any of its pre-existing intellectual property, tools, software, methodologies, platforms, or development kits (including, without limitation, any software development kits, (the “Company Intellectual Property”) in connection with an Exclusive Opportunity, such intellectual property shall remain the sole and exclusive property of Company. Nothing in this Agreement shall be construed to assign, transfer, or grant ownership of such Company intellectual property to Misfits. Notwithstanding the foregoing, (i) Company’s ownership shall not extend to any intellectual property incorporated into the deliverables that is not owned or controlled by Company, and (ii) absent an agreement to the contrary, Parties acknowledge that Misfits shall not be obligated to use the Company Intellectual Property in connection with an Exclusive Opportunity.

(b)    Company hereby grants to Misfits and its affiliates, a non-exclusive, sublicensable (to those parties necessary to incorporate the Company Intellectual Property into assets underlying Exclusive Opportunities), license to use, reproduce, promote, host, display, broadcast, distribute, and stream the Company Intellectual Property, including any outputs, renderings, or displays generated by the Company Intellectual Property, to the extent necessary to fulfill the obligations of Exclusive Opportunities solely for the respective terms thereof.

8.2    To the fullest extent permitted by applicable law, the Parties agree that all Work Product constitutes “works made for hire” for Misfits under the U.S. Copyright Act. To the extent that ownership of any Work Product does not automatically vest in Misfits as a work made for hire, Company hereby irrevocably assigns, transfers, and conveys to Misfits all worldwide right, title, and interest in and to such Work Product, including all intellectual property rights therein.

8.3    Company shall cause its employees, contractors, and agents involved in the creation of any Work Product to execute written agreements consistent with the terms of this Section and shall execute and deliver such documents as Misfits may reasonably request to evidence, perfect, or enforce Misfits’ rights in the Work Product.

8.4    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement herein shall convey or give any right, title, or interest in or to (a) the Misfits Games, or any games related to a Partnership, (b) any intellectual property rights embodied in, related to, or used in connection with the Misfits Games, or any games related to a Partnership, including any copyrights, trademarks, trade names, service marks, logos, trade dress, patents, proprietary content, or other intellectual property therein, or (c) any social media accounts, websites, digital platforms, or other digital assets associated with or relating to the Misfits Games, or any games related to a Partnership. For the avoidance of doubt, Company shall not acquire any ownership or other proprietary interest in any of the foregoing by virtue of performing services under this Agreement, including any services performed pursuant to an Exclusive Opportunity or Program Management or otherwise in connection with the Misfits Games.

9.    Representations and Warranties. Company represents and warrants that: (a) it has all requisite right and authority to enter into this Agreement, and the performance of its obligations hereunder will not conflict with any of its agreements with or obligations to any third party; (b) it will perform its obligations under this Agreement in a professional and workmanlike manner and the performance of its obligations shall conform substantially to the specifications stated hereunder; (c) it will comply with all applicable laws, rules, and regulations applicable to the performance of its obligations; and (d) when performing its obligations hereunder, it will not violate any intellectual property rights, any agreement between Company and a third party, or any other applicable laws.

10.    Entire Agreement. This Agreement and the Purchase Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

11.    Survival. Any provision that, in order to give proper effect to its intent, should survive the expiration or termination of this Agreement, will survive such expiration or termination.

12.    Notices. All notices under this Agreement shall be made pursuant to Section 10.02 of the Purchase Agreement.

13.    Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.    Amendment. The Parties may not amend this Agreement except by written instrument signed by the Parties.

15.    Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

16.    Assignment; Successors and Assigns. Neither Party shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is binding on and inures to the benefit of the Parties and their respective successors and permitted assigns.

17.    Choice of Law; Choice of Forum. This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with Section 10.10 of the Purchase Agreement.

18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above

“MISFITS”

ESPORTS NOW, LLC

a Delaware corporation

By: /s/ Benjamin Spoont

Name: Benjamin Spoont

Title: CEO

“COMPANY”

SUPER LEAGUE ENTERPRISE, INC.

a Delaware corporation

By: /s/ Matthew Edelman

Name: Matthew Edelman

Title: Chief Executive Officer